Mail Stop 4561

      July 6, 2005


      VIA USMAIL and FAX (617) 570-4746

Mr. Thomas Staples
Chief Financial Officer
1999 Broadway Associates Limited Partnership
7 Bulfinch Place, Suite 500
P.O. Box 9507
Boston, Massachusetts 02114

      Re:	1999 Broadway Associates Limited Partnership
      Form 10-KSB for the year ended 12/31/2004
      Filed on 3/31/2005
      File No. 000-20273


Dear Mr. Thomas Staples:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



Cicely Luckey
      Branch Chief







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